Exhibit 10-18

CopyTele, Inc. has redacted certain confidential information in this agreement in reliance upon its confidential treatment request that if filed with the Securities and Exchange Commission pursuant to Rule 24 b-2  under the Securities Exchange Act of 1934. In this agreement, we indicate each redaction by use of the following symbol  ***.

AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT

THIS AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT (the “Agreement”), made as of the 16th day of May, 2008, by and between CopyTele, Inc., a Delaware corporation having an address at 900 Walt Whitman Road, Melville, New York 11747 (“CopyTele”), and Videocon Industries Limited, a company existing under the laws of India, having its principal place of business at 2nd Floor Fort House, D.N. Road, Fort, Mumbai – 400 001 (INDIA) (“Videocon”).

W I T N E S S E T H:

WHEREAS CopyTele has developed and is the owner of technology (the “CopyTele Technology”), variously protected by patents, patent applications, know-how and trade secrets, relating to thin flat Low Voltage Phosphor displays (“Displays”); and

WHEREAS, Videocon is in the business of developing, manufacturing, and selling CRT, LCD and Plasma displays; and

WHEREAS, Videocon and CopyTele propose jointly to further develop the CopyTele Technology to make it suitable to be utilized in commercial applications such as television displays; and

WHEREAS, the Parties desire to set forth their agreement for manufacturing and selling Modules containing Displays; and

WHEREAS, Videocon desires to receive a transfer of the CopyTele Technology and a license under the CopyTele Technology for the manufacture and distribution of such Modules; and

WHEREAS, CopyTele is willing to transfer such CopyTele Technology and grant Videocon such a license, subject to the terms and conditions of this Agreement;

WHEREAS, CopyTele and Videocon had entered into a Technology License Agreement on 2nd November 2007 which will be amended, restated and replaced by this Agreement.

WHEREAS, Government of India, Ministry of Commerce & Industry, Department of Industrial Policy & Promotion, Secretariat for Industrial Assistance (PAB – IL Section) has granted its approval to certain terms and conditions of this Agreement vide letter No. 27 (2008) / 7 (2008) / PAB – IL, which shall form an integral part of this Agreement and has been incorporated in this Agreement in the form of Exhibit F.

NOW, THEREFORE, in consideration of their mutual covenants herein contained, and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.   DEFINITIONS

Section 1.01  “Copyright Rights” shall mean all rights in works of authorship, including diagrams, schematics, flow charts, manuals, and documentation, relating to the CopyTele Technology (all of the foregoing works being referred to herein as the “Works”), including registrations of copyright in the Works.

Section 1.02  “CopyTele Technology” shall have the meaning set forth in the preamble, and shall include nanotube devices for use in displays, as well as thin film electron emitters and shall also include the technical information, know-how, manufacturing techniques, engineering data, specification of materials and other information in the possession of CopyTele relating to or in respect of manufacture and use of the Products and all or part of which may be necessary to enable Videocon to manufacture the Products to a standard and quality similar to the standard and quality of Modules.

Section 1.03  “Dhoot Family” shall mean Mr. V.N. Dhoot, Mr. P.N. Dhoot, Mr. R.N. Dhoot and any of their spouses and children.

Section 1.04  “Effective Date” shall mean May 16, 2008.

Section 1.05  “Ex-Factory Price” shall have the meaning set forth in Exhibit E.

Section 1.06  “Modules” shall have the meaning set forth in Exhibit A.

Section 1.07  “Products” shall mean Modules that are (a) within the scope of any claim of the Patent Rights or (b) made with the use of or embody any of the Trade Secrets or the Works.

Section 1.08  “Patent Rights” shall mean those United States and foreign patents and patent applications and design applications and registrations identified in Exhibit B, and patents and patent applications in the same and other countries having the same substantive disclosure and claiming the benefit of such applications, including continuations, divisionals, re-examinations, re-issues and extensions thereof.

Section 1.09  “Trade Secrets” shall mean all confidential and proprietary technical information of CopyTele relating to the CopyTele Technology and disclosed by CopyTele to Videocon in connection with this Agreement.

Section 1.10      “Videocon Group Company” shall mean a company in which Videocon, the Dhoot Family, or both hold either directly or indirectly at least 50% of the share capital or have management control.

Article II.   LICENSE

Section 2.01  CopyTele hereby grants to Videocon, subject to the provisions of Section 2.04 below, a non-transferable, worldwide, royalty-bearing right and license under the Patent Rights, the Trade Secrets, the Copyright Rights and other CopyTele Technology to manufacture, use, sell, and offer for sale Products or other Products that CopyTele and Videocon may mutually agree upon in writing.  CopyTele shall continue to have the right to produce and market, and to utilize the entities listed in Exhibit C to produce and market, Products utilizing the CopyTele Technology.

Section 2.02  Joint agreement of CopyTele and Videocon in writing shall be necessary in case of grant of licenses to third parties under the CopyTele Technology, upon reasonable terms and conditions as agreed by CopyTele and Videocon.

Section 2.03  The license granted herein does not include the right to have Products made by another.

Section 2.04  Videocon shall be entitled to grant sublicense of the Patent Rights, Trade Secrets, Copyright Rights and other CopyTele Technology only to other Videocon Group Company/ies (any such Videocon Group Company to which Videocon has granted such a sublicense, a “Sublicensee”), and any such sublicense shall be subject to the terms and conditions of this Section 2.04.  In the event that Videocon sublicenses the Patent Rights, the Trade Secrets, the Copyright Rights or other CopyTele Technology to any Sublicensee, such Sublicensee shall be bound by the terms of this Agreement, including, without limitation, that it shall be liable to pay to CopyTele royalty for the Products sold by it on the same terms and at the same rate as provided in Article VI. In the event of any such sublicense, Videocon shall procure in writing from such Sublicensee a sublicense agreement confirming the payment of royalty and adherence of the terms and conditions of this Agreement as applicable to it, and shall provide to CopyTele a copy of such sublicense agreement.  Videocon shall give to CopyTele prompt written notice of such sublicense, setting forth the name and address of such Sublicensee, jurisdiction of incorporation or formation, and precise amount and nature of Videocon’s and the Dhoot Family’s ownership interest therein.  In the event any Sublicensee to whom such sub-license is granted ceases to qualify as Videocon Group Company, the sublicense granted to such Sublicensee shall forthwith stand terminated.  Videocon shall be responsible for the performance by any permitted Sublicensee, and any breach by any permitted Sublicensee shall be deemed a breach by Videocon.

Section 2.05  The license granted herein includes the right only to sell and offer for sale completed Products, and not components or sub-assemblies thereof, to any third party or Videocon Group Company. However, Videocon or any Sublicensee shall be entitled to sell the components or sub-assemblies to any other Videocon Group Company.

Section 2.06  The rights licensed under the Copyright Rights include the rights to copy and modify the Works for the internal use of Videocon in connection with the manufacture, use, sale and offer for sale of Products, but not the right to publish, distribute, transmit or publicly display the Works, or any combination thereof, in whole or in part.

Article III.         DISCLOSURE AND TARGET JOINT DEVELOPMENT PROGRAM

Section 3.01  CopyTele shall use its commercially reasonable efforts to disclose to Videocon the CopyTele Technology to the extent required for suitably qualified and experienced (in the reasonable judgment of CopyTele) personnel of Videocon to understand the CopyTele Technology. Such efforts shall consist of furnishing to Videocon such copies of existing documentation of the CopyTele Technology as CopyTele deems reasonable, and providing reasonable training of suitably qualified and experienced (in the reasonable judgment of CopyTele) Videocon personnel at CopyTele’s facility in Melville, New York, or at Videocon’s facilities at mutually agreeable times.

Section 3.02  CopyTele and Videocon shall jointly cooperate, prior to production, to jointly implement the CopyTele Technology to produce prototypes of the Modules in accordance with the target task & schedule as indicated in Exhibit D. Any patent required to be registered in respect of such implementation of the CopyTele Technology shall be jointly applied for by CopyTele and Videocon.

Article IV.         PRODUCTION

Section 4.01  To prepare for the production and manufacture of the Products, Videocon, at Videocon’s sole expense, with the assistance of CopyTele, shall undertake the following:

(a)	Videocon shall provide all design and process engineering required to produce the Products based on the CopyTele Technology.

(b)	CopyTele and Videocon shall hold joint design reviews as required from time to time.

(c)	CopyTele and Videocon shall jointly agree, in writing, concerning Product acceptance and testing criteria for engineering samples.

(d)
Videocon and CopyTele shall each record all progress and achievements in preparation for production and deliver progress reports to the other within one week after the end of each calendar month until the commencement of commercial production of the Products.

(e)	Videocon shall purchase, at its sole expense, all tooling and fixtures for the production of Products.

Section 4.02  Throughout the term of this Agreement, Videocon shall deliver (and/or cause to be delivered by a Sublicensee) to CopyTele such information as CopyTele shall reasonably request regarding Videocon’s (or such Sublicensee’s) testing of the Products.

Section 4.03  After commencement of commercial production of the Products, Videocon and any permitted Sublicensee shall provide CopyTele with production samples from time to time as may be reasonably requested by CopyTele.  Videocon and CopyTele shall hold joint reviews of such production as may be reasonably necessary to ensure quality of the Product from time to time.

Section 4.04  Videocon may purchase raw materials for use in production of Products from any source, including CopyTele, as elected by Videocon.

Article V.   IMPROVEMENTS

Section 5.01  All developments and improvements subsequent to the Effective Date in the Products, design changes, modifications, revisions, additions and the like to CopyTele Technology (“Improvements”) developed, conceived or reduced to practice jointly or severally by employees of Videocon (or contractors or agents of Videocon), or employees of CopyTele  (or contractors or agents of CopyTele), shall be jointly owned, in equal undivided shares, by Videocon and CopyTele.  The parties shall decide jointly on seeking patent protection in any Improvements and in strategy in filing and prosecuting patent applications, and shall share equally in the expense of patent application preparation and prosecution, and patent maintenance.

Section 5.02  Each party shall execute, and shall cause its employees, contractors and agents to execute, such assignments of patent applications, confirmatory licenses, and other documents that the other or its counsel may reasonably request to assure that the rights licensed and granted under this Article V fully vest in the other party.

Section 5.03  Videocon represents, warrants and covenants that there now are and will be throughout the term of this Agreement valid and enforceable written agreements, between Videocon and its employees, contractors and agents, pursuant to which Videocon will have sole ownership of any Improvement and sole ownership of any contribution of such employee, contractor or agent to any Improvement, and further obligating such employees, contractors and agents to provide cooperation, execute documents, and otherwise perform those acts as may be required for Videocon to fulfill its obligations under Sections 5.01 and 5.02 hereof.  Videocon further warrants that the grant of Improvements to CopyTele shall be free of any claims for compensation by any Videocon employee, contractor or agent.

Article VI.         PAYMENTS; INSEPCTION; REFERRAL

Section 6.01  FEE AMOUNTS.  In consideration of the disclosure of CopyTele Technology under this Agreement, Videocon agrees to pay CopyTele the technology transfer fees (“Technology Transfer Fees”) in the amounts and on the dates set forth in Exhibit E.  In consideration of the license granted herein, Videocon agrees to pay CopyTele a royalty (the “Percentage Royalty”) equal to the Percentage Royalty Rate, as set forth in Exhibit E, of the Ex-Factory Price of all Products sold by Videocon or any permitted Sublicensee to any party.  In the event of any sublicense, Videocon shall ensure that such Sublicensee pays to CopyTele the Percentage Royalty as set forth in Exhibit E.

Section 6.02  TIME OF PAYMENT.  Videocon shall pay to CopyTele the Technology Transfer Fees at the times set forth in Exhibit E.  Videocon shall pay, and cause each Sublicensee, as applicable, to pay, to CopyTele the Percentage Royalties with respect to sales in each calendar quarter on or before the 90th day following the end of such calendar quarter.

Section 6.03  MANNER OF PAYMENT. Payments shall be made, in U.S. dollars, by electronic transfer to an account, designated by CopyTele in writing, no later than the due date.

Section 6.04  LATE PAYMENTS; INTEREST. If Videocon or any Sublicensee fails to make any payment of Percentage Royalties, Technology Transfer Fees or other amount due under this Agreement to CopyTele within ten business days of its due date, Videocon or such Sublicensee shall, in addition to and without limitation of CopyTele’s other remedies hereunder, pay to CopyTele interest thereon from the date ten business days after its due date until paid at the annual rate equal to LIBOR then in effect plus 5% per annum; provided that in no event shall the rate of interest required hereunder exceed the maximum rate permitted under applicable law.

Section 6.05  AUDIT.  Videocon shall deliver to CopyTele a statement of the royalty calculations as certified by its statutory auditors (and those of any Sublicensee that is liable to pay a royalty in accordance with this Article VI), stating the amount of the license fees payable to CopyTele under this Agreement. Such statement of royalty calculations shall be delivered by Videocon to CopyTele on or before 20th July for each period of January to June and on or before 20th January for each period of July to December.  In the event CopyTele requires any further details in respect of any amounts stated in the calculations statements, Videocon shall within 7 (seven) working days of such request  furnish such required details and/or invoice, as the case may be including extracts from its books of records duly certified by the statutory auditors. In the event Videocon and CopyTele are unable to resolve any differences as regards payment of royalty, the matter will be referred to CEO of CopyTele and Videocon. In the event the matter remains unresolved after such reference to CEOs of CopyTele and Videocon, the differences shall be referred to arbitration under the provisions of Section 15.09.  Such submission of accounts statement and furnishing of additional details, invoices and extracts, as the case may be  shall be at CopyTele’s expense, provided, however, that if underpayment by Videocon is determined to be more than 10% of the total payments owed for the relevant period, Videocon shall repay and/or reimburse to CopyTele the cost incurred for preparation of the accounts statement and furnishing of the required details, invoices and extracts.

Section 6.06  COMPUTATION OF ROYALTIES.  Royalties shall be payable based on the invoicing of all Products, whether to third parties or to any Videocon Group Company, whether by Videocon or by any other Videocon Group Company, and whether or not for captive consumption by Videocon, at the Percentage Royalty rate as set forth in Exhibit E.

Section 6.07  REFERRALS.  If CopyTele receives any orders for Products, it may, in its sole discretion, refer any such orders to Videocon.  Videocon shall use its best efforts to sell, or cause a Videocon Group Company to sell, in accordance with this Agreement, such Products as may be necessary to fulfill any orders referred to Videocon by CopyTele and any orders that CopyTele places provided, however, the price to be paid to Videocon (or the Sublicensee as the case may be), shall not be less than the price at which Videocon (or the Sublicensee, as the case may be) is selling the same product otherwise to other customers.

Article VII.        EFFORTS TO MARKET

Videocon shall use its best efforts to exploit the rights granted to it hereby and to sell the Products therein consistent with the limitations of this Agreement. Videocon shall be entitled to advertise the manufacture and/or sale of the Products by them through any media as Videocon may deem appropriate.

Article VIII.       TAXES

Any sales, use, rental, receipt, personal property, value-added, consumption, goods and services, customs, excise or other tax or duty which may be levied or assessed in connection with the licenses granted under this Agreement, the disclosure and/or transfer of CopyTele Technology, and/or the payment of fees under this Agreement, shall be the sole responsibility of Videocon or its Sublicensee as the case may be.  Videocon shall indemnify CopyTele from and against any charge or assessment for any such tax or duty.  Notwithstanding the foregoing, if the Government of India or of the country of any Sublicensees imposes a tax on royalties payable hereunder to CopyTele, then Videocon or such Sublicensee shall pay such tax on behalf of CopyTele, shall deduct and adjust such tax paid from the royalty payable to CopyTele and shall submit a Tax Deduction Certificate to CopyTele. In the event CopyTele requires any assistance in seeking credit or deduction of such payments made in connection with CopyTele’s taxes in the United States, Videocon or the Sublicensee as the case may be, shall render all its co-operation and  assistance therefore.

Article IX.         CONFIDENTIAL INFORMATION.

Section 9.01  DEFINITION.  The Trade Secrets and all information communicated by either of CopyTele or Videocon (a “disclosing party”) to the other (a “receiving party”), in oral, written or electronic form, which is confidential to the disclosing party and provides value to the disclosing party at least in part by virtue of its confidential status, shall be deemed Confidential Information pursuant to this Agreement. In addition, and without limitation, the terms and conditions of this Agreement shall be deemed Confidential Information.

Section 9.02  CONFIDENTIAL NATURE. Each party, as a receiving party, acknowledges that the Confidential Information of the disclosing party is valuable and confidential proprietary information of the disclosing party, and that the value of the Confidential Information derives at least in part from its confidential status.

Section 9.03  MAINTENANCE OF CONFIDENTIALITY.  Each party, as a receiving party, agrees to engage in efforts to maintain Confidential Information of the disclosing party in strict confidence at least as stringent as the efforts that the receiving party engages in to protect its own confidential information, and in any event no less than commercially reasonable efforts.  Without limiting the foregoing, the receiving party shall restrict access to the Confidential Information of the disclosing party, by electronic security measures in the case of electronic files, and by physical security measures in the case of hard copies, to those employees who have a need to know such Confidential Information and shall advise those employees of the restrictions of this Agreement prior to any such disclosure.  The receiving party shall immediately advise the disclosing party of any threatened, actual or apprehended disclosure of any Confidential Information.

Section 9.04  EXCEPTIONS.  As used in this Agreement, Confidential Information shall not include:

(a)	Information which is now available to the public or hereafter becomes available to the public without any violation of this Agreement;

(b)	Information disclosed in good faith to the receiving party by a third party legally entitled to disclose the same; and

(c)
Information is required to be disclosed to any government agency or any regulatory authority or a court of competent jurisdiction provided that the parties agree to use their best efforts to minimize the disclosure of such information and shall consult with and assist the other party.

provided, however, that specific information shall not be deemed to be within any of the foregoing exceptions merely because it is in the scope of more general information within any such exceptions and a combination of features shall not be deemed to be within any such exceptions merely because individual features are within such exception.

Section 9.05  DISCLOSURES.  Under no circumstances shall the receiving party, without the prior written approval of the disclosing party, acknowledge to any third party what is or is not a part of Confidential Information of the disclosing party.  In the event disclosure is required of the receiving party under provisions of any law or court order, the receiving party will notify the disclosing party of the obligation to make such disclosure upon receipt of such notification or order to disclose under any law or court order. The disclosing party may make necessary application to the concerned government department and/or court objecting to such disclosure of Confidential Information. However, in the event the receiving party is required to make disclosures irrespective of the outcome of any such application, it shall do so and notify the disclosing party accordingly.    In the event of required disclosure, the receiving party will assert confidentiality to all Confidential Information of the disclosing party not directly required to be disclosed.

Section 9.06  PUBLIC DISCLOSURES.  Notwithstanding the foregoing, each receiving party shall be allowed to disclose Confidential Information of the disclosing party to make any necessary announcement or reporting required by the U.S. Securities and Exchange Commission, any stock exchange,  the NASDAQ Stock Market, the Securities and Exchange Board of India.  However, the party making the disclosure shall use reasonable efforts to notify the other party in advance of the contents of the announcement or the reporting.

Article X.          MARKING.

Videocon and its permitted Sublicensees shall include proprietary markings on all Products, in a form reasonably specified by CopyTele in writing from time to time, and including a patent notice in the form “Pat. X,XXX,XXX” and/or “Pat. Pending.”

Article XI.         TERM; TERMINATION

Section 11.01    TERM.  The license and other rights herein granted shall commence upon the Effective Date and shall continue unless terminated by either party as provided in clause 11.02 hereafter; provided, however, that the parties’ obligations under Article IX shall commence immediately.

Section 11.02    TERMINATION.  This Agreement and the licenses and other rights granted hereunder may be terminated by either party by written notice upon: (a) a material breach by the other  party of its obligations hereunder, which material breach remains unremedied 90 (ninety) days after written notice thereof to the breaching party by the aggrieved party; (b) a filing by or against either party for protection, receivership, reorganization or dissolution under the Federal Bankruptcy Code or similar laws of any state or foreign country relating to insolvency, bankruptcy or the protection of debtors; (c) a cessation by either party of the conduct of its business in the ordinary course; (d) at any time prior to the Effective Date (and in such case, this Agreement shall be of no further force or effect, other than Articles IX and XII hereof, which shall continue); or (e) or as otherwise mutually decided by the parties.

Article XII.        RIGHTS AND DUTIES ON TERMINATION.

Upon the termination for any reason of the license and other rights herein granted, Videocon agrees immediately to, and to cause all permitted Sublicensees to: (a) cease and desist from any and all activities requiring use of the rights granted hereunder, including without limitation the manufacture, use, sale or offer for sale of Products, provided, however, that Videocon may sell in the ordinary course of business Products completely manufactured as of the effective date of termination, subject to all applicable terms and conditions of this Agreement; (b) destroy or return to CopyTele all papers, documents, notebooks, charts, computer programs, computer files, records and all other stored information in any form incorporating any portion of the Confidential Information; (c) direct any and all employees of Videocon and/or employees of Sublicensee who have or have had access to any portion of the Confidential Information not to make any further use or disclosure of any portion of the Confidential Information for any purpose; and (d) submit a certificate confirming having complied with (a), (b) and (c) above.

Article XIII.        PATENT PROSECUTION AND MAINTENANCE; INFRINGEMENTS.

Section 13.01     GENERAL.  The prosecution and maintenance of patents and applications within the Patent Rights shall be conducted by CopyTele at CopyTele’s sole expense, in the sole and absolution discretion of CopyTele, by counsel selected by CopyTele.

Section 13.02     ACTIONS.  In the event that either party, or any permitted Sublicensee, becomes aware of an actual, apprehended or suspected infringement of any of the rights licensed hereunder, the parties shall promptly consult with respect thereto.  In event of an infringement, both parties must consent to any grant of a license to the infringer.  If either party refuses, in its sole and absolute discretion, to grant a license to the infringer, then both parties must join in an infringement suit; the parties shall jointly select counsel, shall jointly approve any settlement, and shall share equally in expenses and any recovery.  If either party refuses, in its sole and absolute discretion, to join in an infringement suit, then the other party may file suit for infringement and if necessary make the other party a party defendant at the cost of the party filing suit.  The party pursuing the suit shall select counsel, approve any settlement, and shall bear all of the costs of enforcement and retain any recovery in its entirety. The party not joining the suit shall, at the reasonable request and expense of the party pursuing the suit, provide such information, documents and assistance as may be deemed necessary or appropriate by the party pursuing the suit or its counsel in connection with enforcement against such infringement.

Section 13.03     NOTICES.  Videocon shall notify CopyTele immediately in writing of any infringement or possible infringements made known to Videocon or any permitted Sublicensee of any right of CopyTele.  Videocon shall provide at the reasonable request and expense of CopyTele and at CopyTele’s expense, such information, document and assistance as may be deemed necessary or appropriate by CopyTele or its counsel in connection with enforcement against such infringement.

Article XIV.  REPRESENTATIONS AND WARRANTIES.

Section 14.01    NO CONFLICTS.  CopyTele represents and warrants that it has the right to enter into this Agreement, to grant the rights granted herein, and to perform its obligations hereunder, and that to do so will not violate or conflict with any agreement to which CopyTele is a party or by which CopyTele is bound, and that the Copyright Rights and Patent Rights do not violate the rights of any third party.

Section 14.02     AUTHORITY.  Videocon represents and warrants that it has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and to do so will not violate or conflict with any agreement to which Videocon is a party or by which Videocon is bound.

Section 14.03     NO OTHER WARRANTIES.  COPYTELE HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE COPYTELE TECHNOLOGY AND THE RIGHTS GRANTED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES OF VALIDITY, ENFORCEABILITY AND/OR NON-INFRINGEMENT.

Section 14.04     NO INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES.  IN NO EVENT SHALL COPYTELE BE LIABLE TO VIDEOCON OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION WORK DELAYS OR LOST PROFITS, RESULTING FROM THE USE OF THE COPYTELE TECHNOLOGY AND/OR PRODUCTS.

Section 14.05     INDEMNITY BY VIDEOCON.  Videocon shall indemnify and hold harmless CopyTele and its directors, officers, agents and employees from and against all claims, suits, and damages whatsoever, including but not limited to incidental costs, attorney’s fees and punitive damages, arising from or in connection with the breach or alleged breach by Videocon of any covenant, representation or warranty under this Agreement or the use of the CopyTele Technology by Videocon or any permitted Sublicensee, including the manufacture, distribution, marketing, sale and use of Products, and including without limitation all claims for false or misleading advertising, personal injury or property damage relating to Products; provided, however, that CopyTele shall (a) promptly notify Videocon in writing of such claims, and (b) provide to Videocon all reasonably available information, assistance and authority to defend, however, reserving unto CopyTele the right to:  participate in any defense to the extent that, in its judgment, CopyTele may be prejudiced thereby, and approve any settlement offer made by or to Videocon which may affect CopyTele’s rights or interests.

Section 14.06     INDEMNITY BY COPYTELE.  CopyTele shall indemnify and hold harmless Videocon and its directors, officers, agents and employees from and against all claims, suits, and damages whatsoever, including but not limited to incidental costs, attorney’s fees and punitive damages, arising from or in connection with the breach or alleged breach by CopyTele of any covenant, representation or warranty under this Agreement or the use of CopyTele Technology by Videocon; provided, however, that Videocon shall (a) promptly notify CopyTele in writing of such claims, and (b) provide to CopyTele all reasonably available information, assistance and authority to defend, however, reserving unto Videocon the right to:  participate in any defense to the extent that, in its judgment, Videocon may be prejudiced thereby, and approve any settlement offer made by or to CopyTele which may affect Videocon’s rights or interests.

Section 14.07     NOTICE OF ACTIONS.  Videocon agrees to notify CopyTele immediately of any actions, claims or demands brought or made against Videocon whose outcome may affect the rights of CopyTele in any of the rights licensed or otherwise granted under this Agreement.

Article XV.        MISCELLANEOUS.

Section 15.01     ENTIRE AGREEMENT; AMENDMENTS.  This Agreement is the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, arrangements, and understandings, whether oral or written, regarding the subject matter hereof.  This Agreement may be amended only by a written instrument signed on behalf of the parties by their duly authorized representatives.

Section 15.02     BINDING AGREEMENT; ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns.  This Agreement and the license herein granted shall be assignable and transferable by CopyTele, upon written notice to Videocon. Videocon shall have no right to assign this Agreement or the license granted herein except with the written consent of CopyTele.  For purposes of this Section 15.02, a change in control of Videocon or a merger in which Videocon does not survive shall be deemed an assignment.

Section 15.03     RELATIONSHIP OF PARTIES.  In making and performing this Agreement, CopyTele and Videocon act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency or partnership  relationship between the parties.  At no time shall either party make commitments or incur any charges or expenses for or in the name of the other.

Section 15.04     SURVIVAL.  It is expressly understood and agreed that Article V (but only as to Improvements conceived, developed and reduced to practice prior to termination or cancellation), Article VI, Article VIII, Article IX, Article XII, Article XIV, and Article XV hereof shall survive the termination of this Agreement and of the license herein granted and shall remain in full force and effect.

Section 15.05     GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of India, without giving effect to conflict of laws.

Section 15.06     APPROVAL.  Government of India, Ministry of Commerce & Industry, Department of Industrial Policy & Promotion, Secretariat for Industrial Assistance (PAB – IL Section) has granted its approval to certain terms and conditions of this Agreement vide letter No. 27 (2008) / 7 (2008) / PAB – IL, which shall form an integral part of this Agreement  and has been incorporated in this Agreement in the form of Exhibit F.

Section 15.07     NOTICES.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth for such party below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15.07), with a copy to each of the other parties hereto.  Any notice shall be deemed given at the time of receipt thereof.

If to CopyTele:

CopyTele, Inc.
900 Walt Whitman Road
Melville, New York 11747
United States of America
Attention:  Denis A. Krusos, Chairman & CEO
Fax:  631-549-3813

If to Videocon:

Videocon Industries Limited
2nd Floor, Fort House, D.N.Road
Fort, Mumbai 400 001, INDIA
Attention: Venugopal N. Dhoot, Director / Naveen Mandhana, Sr. Vice President
Fax:  91-22-66551985

Section 15.08     SEVERABILITY.  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 15.09     DISPUTES.  Any dispute, difference or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement or any such document or instrument, with the exception of an actual or apprehended unlawful disclosure or misappropriation of Confidential Information, shall be subject to settlement proceedings under the then-applicable International Chamber of Commerce (“ICC”) ADR Rules (or successor rules).  If the dispute has not been settled pursuant to the said Rules within 45 days following the filing of a Request for ADR or within such other period as the parties may agree in writing, such dispute shall be finally settled by arbitration under the then-applicable Rules of Arbitration of the ICC (or successor rules), by a proceeding conducted in London, England, United Kingdom, in the English language, by a single arbitrator appointed in accordance with the said Rules of Arbitration.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State for this purpose.  In any such arbitration, the parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Section 15.07.  Each party shall pay one-half of the costs and expenses of such arbitration, and each shall separately pay its own attorneys’ fees and expenses.  Notwithstanding the foregoing, either party may apply to any court of the State of New York or any federal court located in such State for injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved, and each party hereby consents to the exclusive jurisdiction and venue of such courts for such purpose.

Section 15.10     INJUNCTIONS.  Each party agrees that any actual, apprehended or threatened disclosure of any portion of the Confidential Information of the other to any third party will actually, materially and irreparably damage the disclosing party, in an amount and a manner that is not capable of remedy by the payment of damages alone, and each party shall have the right to obtain injunctions, both permanent and preliminary or temporary restraining orders, either on notice or ex parte, without the need to post bond, against continuing any such violation or commencing any threatened violation.

Section 15.11     WAIVER.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

Section 15.12     COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.13     HEADINGS.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above set forth.

COPYTELE, INC.	VIDEOCON INDUSTRIES LTD.

By: /s/ Denis A. Krusos	By: /s/ Venugopal N. Dhoot
Denis A. Krusos	Venugopal N. Dhoot
Chairman & CEO	Chairman & Managing Director

EXHIBIT A

DEFINITION OF MODULES

CONFIDENTIAL

“Modules” means modules for thin flat Low Voltage Phosphor displays, each containing  ***  , (b) the attached associated driver circuits, and (c) controller circuits.  CopyTele and Videocon may mutually agree in writing, from time to time, on other types of Modules.

*  Confidential portions have been omitted and filed separately with the Commission).

EXHIBIT B
PATENT RIGHTS
CONFIDENTIAL

Title	Patent No.	Issue Date	Filing Date	Application No.
Domestic Patents

1. Thin Film Planar Edge Emitter	6,590,320	July 8, 2003	Feb. 23, 2000	09/511,437
Field Emission Flat Panel Display (54)*

2. Field Emission Display Based on	6,614,149	Sept. 2, 2003	Mar. 20, 2002	10/102,467
Lateral Electron Reflections (60B)

3. Field Emission Matrix Display	6,674,242	Jan. 6, 2004	Mar. 20, 2002	10/102,450
Based on Electron Reflections (60A)

4. Reflective Edge Field Emission	6,693,386	Feb. 17, 2004	Sept. 20, 2002	10/243,894
Pixel and Associated Display (70)

5. Hybrid Active Matrix Thin Film			Feb. 19, 2004	10/782,580
Transistor Display (73)

6. Hybrid Active Matrix Thin Film			Oct. 27, 2004	10/974,311
Transistor Display (74)

7. Edge Emission Electron Source			Aug. 4, 2005	11/499,841
and TFT Pixel Selection (76)

8. ***			***	***

9. Flat Panel Display Incorporating			Mar. 17, 2006	11/378,105
Control Frame (79)

10. Low Voltage Phosphor with			May. 4, 2006	11/417,631
Film Electrons Emitters Display Device (81)
___________________________________________
*  Confidential portions have been omitted and filed separately with the Commission).

EXHIBIT B
PATENT RIGHTS
CONFIDENTIAL

Title	Patent No.	Issue Date	Filing Date	Application No.
Domestic Patents

11. Pixel Structure for an Edge-Emitter	7,129,626	Oct. 31, 2006	Mar. 20, 2002	10/102,472
Field-Emission Display (63)

11A. Pixel Structure for an Edge-Emitter			Oct. 30, 2006	11/589,630
Field-Emission Display (63A – CON)

12. ***			***	***

13. Apparatus and Method for Evacuating			Feb. 08, 2007	11/704,173
a Field Emission Display (83)

14. Rapid Sealing Method for			Feb. 08, 2007	11/704,170
FED (84)

15. Flat Panel Display having a Control Frame			Mar. 16, 2007	11/724,793
Pedestal and Method of Making Same (85)

International Patents

16. Flat Panel Display Incorporating Control			July 11, 2006	PCT/US2006/026761
Frame (79A)

17. Flat Panel Display Incorporating a Control			July 11, 2006	PCT/US2006/026760
Frame (78A)

18. Edge Emission Electron Source and TFT			August 4, 2006	PCT/US2006/030937
Pixel Selection (76A)

EXHIBIT C

ENTITIES PERMITTED UNDER SECTION 2.01

CONFIDENTIAL

•	***

•	Volga Svet Ltd. of Saratov, Russia

___________________________________________
*  Confidential portions have been omitted and filed separately with the Commission).

EXHIBIT D
TARGET JOINT DEVELOPMENT PROGRAM
CONFIDENTIAL

***

___________________________________________
*  Confidential portions have been omitted and filed separately with the Commission).

EXHIBIT E

FEES

CONFIDENTIAL

(1)	Technology Transfer Fee. Videocon shall pay CopyTele a non-refundable, non-creditable Technology Transfer Fee of US $11,000,000.00, as follows:

a.           US $2,000,000, 15 days after the Effective Date.

              ***

(2)
Percentage Royalty.  Videocon shall pay CopyTele a royalty of (a)  ***  (the “Percentage Royalty Rate”) of the Ex-Factory Price of all Products sold by Videocon or any Sublicensee to any party up until the ***  in sales (at the Ex-Factory Price); in aggregate by Videocon and Sublicensees taken together, and (b) with respect to all sales of Products sold by Videocon or any Sublicensee to any party in excess of   ***   (at the Ex-Factory Price), (i)  ***  of the Ex-Factory Price with respect to sales made on or prior to the   ***   of the Effective Date and (ii)  ***  of the Ex-Factory Price with respect to sales made after the   ***   of the Effective Date, unless there shall have been significant improvements in the CopyTele Technology which, under then-market conditions, shall justify a higher royalty rate (in which case, the parties shall negotiate in good faith such higher royalty rate).  The CopyTele Technology indicated in   ***  in Exhibit D, if successfully implemented, is agreed between the parties to be significant improvements in the   ***   CopyTele Technology for the purposes of this paragraph.

If any amounts are received by Videocon or any Sublicensee in a currency other than U.S. dollars, for purposes of calculating the royalty amount, conversion shall be made at the exchange rate published in the Wall Street Journal on the last day of the calendar month in which such foreign currency amounts are received.

(3)	Definition of “Ex-Factory Price”.

“Ex-factory Price” means the selling price of the products/goods less any costs incidental to the delivery of the goods to the customer. The delivery costs would include all costs incurred subsequent to the point at which Videocon (or the Sublicensee, as the case may be) relinquishes ownership of the  products/goods to the purchaser.

___________________________________________
*  Confidential portions have been omitted and filed separately with the Commission).

EXHIBIT F

APPROVAL

NO.:  27 (2008) / 7 (2008) / PAB-IL
Government of India
Ministry of Commerce & Industry
Department of Industrial Policy & Promotion
Secretariat For Industrial Assistance
(PAB – IL SECTION)

                                                                                                                                                           New Delhi, the April 07, 2008.

To
M/s. VIDEOCON INDUSTRIES LIMITED,
14 KM STONE, AURANGABAD – PAITHAN ROAD,
VILLAGE CHITEGAON TALUKA – PAITHAN,
AURANGABAD – 431005
MAHARASHTRA

SUBJECT:	Application for foreign collaboration (SIA Regn.
No. FTC. 7/2008 dated 30/01/2008)

Dear Sir,

I am directed to refer to the above mentioned application and to convey approval of the Government of India to your proposal, subject to the following terms and conditions:

1. Name and address of foreign collaborator:	M/s CopyTele Inc. 900 Walt Whitman Road, Melville, New York 11747 U.S.A.

2.             Item(s) of manufacture/activity cover by the foreign collaboration:

Development, manufacture & sale of (a) nanotube devices for use in displays and (b) modules for thin flat low voltage Phosphor displays – each containing a display    ***, driver circuits & controller circuits, for commercial applications in television, etc.

3. Proposed Location:	14 KM Stone, Aurangabad – Paithan Road, Village Chittegaon, Taluka Paithan
District:	AURANGABAD - 431005
State:	MAHARASHTRA

___________________________________________
*  Confidential portions have been omitted and filed separately with the Commission).

4.             Payments authorised herein under:

(A).	Royalty payable both on Domestic sales and Exports, net of taxes, in the following manner:

(a)	@ *** of the Ex-factory sales price of all products sold by Videocon or any sub-licensee to any party up to first US *** in sales volume; and

(b)	With respect to all sales of products exceeding beyond US *** , the royalty rate shall be:

(i)	@ *** of ex-factory sales price with respect to sales made on or prior to the *** of the Effective Date; and

(ii)	@ *** of ex-factory sales price with respect to sales made after the *** of the Effective Date.

(B).	Lumpsum Payments:

Technical Know-how/License Fees:

US $11 (Eleven) Million, payable net of taxes in    ***    installments, in the following manner:-

(i)	US $2 (Two) million within 15 (Fifteen) days after the Effective Date;

***

The above Royalty and Lumpsum payments shall be net of taxes.  The tax liability, if any, shall be borne by the Indian company.

5.             Duration of the agreement:  Duration of the Technical  Collaboration Agreement shall be for a period of    ***    from the Effective Date OR    ***   from the date of    ***   , whichever is    ***.

6.             The approval is subject to the condition that the Foreign Collaborator have had or have no previous financial/technical collaboration or trademark agreement in India in the same field for which the approval is being granted.  If this is not so, you shall not take steps to implement the project but submit the details to PAB-IL/Government in terms of Press Note No. 1 (2005 Series) dated 12th January, 2005 and subsequent clarification vide Press Note No. 3 (2005 series) dated 15th March, 2005, for prior approval.
[This condition will not be applicable, if it is not attracted].

7.             The approval is further subject to the condition that this new venture would not in any way adversely affect the interest of the existing technology or trademark arrangement (as may be applicable).

8.             Calculation of Royalty:

(i)	The royalty shall be payable in accordance with the provisions of Foreign Exchange Control Manual of RBI and other subsisting instructions of Government/Reserve Bank of India.

(ii)
The payment of Royalty will be restricted to the licensed capacity    ***    in excess thereof for such items requiring industrial license.  In case of production    ***   the quantum, prior approval of Government will have to be obtained regarding the terms of payment of royalty in respect of such production.

(iii)	***

9.             The lumpsum shall be paid in Installments as mentioned in Para – 4(b) above.

10.            In case the proposed activity is not exempted from the provisions of Industrial (Development & Regulation) Act, 1951 and the Foreign Exchange Management Act, 1999 it will be your responsibility to obtain such clearances as may be required under the said Acts.

11.            The location of the industrial projects, will be subject to Central or State Environmental laws or regulations including local zoning and land use laws and regulations.

12.            Adequate steps shall be taken on the satisfaction of the Government to prevent air, water and soil pollution.  Such anti-pollution measures to be installed should conform to the effluent and emission standards prescribe by the State Government in which the factory or the industrial undertaking is located.

13.            You shall not manufacture items reserved for the Small Scale Sector without prior approval of the Government as per the prescribed policy and procedure.

14.            Import of technical drawings, capital equipments, components and raw materials shall have to necessarily conform to the import policy and procedure.

15.            This approval letter is made a part of the foreign collaboration agreement to be executed between you and the foreign collaborator and only those provisions of the agreement which are covered by this letter or which are not in variance with the provisions of this letter shall be binding on the Government of India or Reserve Bank of India.

16.            The approval is valid for a period of two years from the date of issue.  Within this period, you are required to file the collaboration agreement with the Authorised Foreign Exchange Dealer.

17.            All remittances to the foreign collaborator shall be made as per the exchange rates prevailing on the day of remittance.

18.            The agreement shall be subject to Indian Laws.

19.            You may now proceed to finalise the agreement.

20.            The Administration Ministry for this Project is the Department of Information Technology (T&IPD) to whom a copy of this letter of approval is being forwarded.

21.            A copy of the collaboration agreement, signed by both parties may be furnished to the following authorities:

(A).	Concerned Administrative Ministry/Department as mentioned above.

(B).	Secretariat for Industrial Assistance (PAB-IL SECTION), Department of Industrial Policy & Promotion, Udyog Bhavan, New Delhi – 110011.

(C).	Department of Scientific and Industrial Research, Technology, New Mehrauli Road, New Delhi – 110016.

22.            You are required to confirm acceptance of the above terms and conditions to the Secretariat for Industrial Assistance (PAB-IL Section).

23.            All future correspondence for amendment/changes in terms and conditions of the approval letter or for extension of validity, etc., if required, may be addressed to the  Entrepreneurial Assistance Unit of the Secretariat for Industrial Assistance, Department of Industrial Policy & Promotion, Udyog Bhavan, New Delhi – 110011.  ***

Yours faithfully

                                                                                                                                                                                                   ***